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                                                                     EXHIBIT 2.9

                            STOCK PURCHASE AGREEMENT



         This Stock Purchase Agreement (the "Agreement"), dated as of August 12, 2003, is by and among World Of Outlaws, Inc. a Texas corporation (the "Corporation"), Ted Johnson, the holder of all of the outstanding capital stock of the Corporation ("Shareholder"), and Boundless Motor Sports Racing, Inc., a Nevada corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Shareholder is the legal and beneficial holder of 10,000 shares of the common stock, no par value, of the Corporation, which shares constitute all of the issued and outstanding shares of capital stock of the Corporation (the "Stock"), and Shareholder desires to sell, and Purchaser desires to purchase, the Stock;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. DEFINITIONS. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1. PURCHASE AND SALE OF STOCK. Subject to and upon the terms and conditions contained herein, at the Closing, Shareholder shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all adverse claims, security interests, liens, claims and encumbrances (except for the security interest in the Stock held by Purchaser (the "Purchaser Pledge")), and Purchaser shall purchase, accept and acquire from Shareholder, the Stock.

         2.2. PURCHASE PRICE. The purchase price for the Stock shall be an amount equal to $5,000,000 less: (i) the outstanding principal balance of and accrued but unpaid interest on the Bridge Note as the Closing Date, all of which shall be due and payable at the Closing, by wire transfer of immediately available funds to the account designated in writing by Shareholder; and (ii) the dollar amount of any debts and/or obligations of the Corporation as of the Closing Date (the "Purchase Price").

                                   ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND SHAREHOLDER

         The Corporation and Shareholder jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the


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Closing Date as if made on that date (all Schedules referenced in this Article
III are contained in the Company Disclosure Schedule of even date herewith):

         3.1. OWNERSHIP OF THE STOCK. Shareholder owns, beneficially and of record, good and marketable title to the Stock, which constitutes all of the issued and outstanding capital stock of the Corporation, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements, except for the Purchaser Pledge. At the Closing, Shareholder will convey to Purchaser good and marketable title to all of the issued and outstanding capital stock of the Corporation, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions, except for the Purchaser Pledge.

         3.2. ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Corporation is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in
Schedule 3.2. The Corporation does not have any assets, employees or offices in any state other than Texas.

         3.3. CAPITALIZATION. The authorized capital stock of the Corporation consists of 10,000 shares of common stock, no par value, all of which shares are issued and outstanding and legally and beneficially owned by Johnson. All of issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Corporation. Neither Shareholder nor the Corporation are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Corporation. No shares of capital stock of the Corporation have been issued or disposed of in violation of the preemptive rights of any of the Corporation's shareholders. All accrued dividends on the capital stock of the Corporation, whether or not declared, have been paid in full.

         3.4. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Corporation that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Corporation, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Corporation since the formation of the Corporation.

         3.5. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Corporation and Shareholder of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporation and Shareholder. This Agreement has been, and each other


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agreement contemplated hereby will be as of the Closing Date, duly executed and delivered by the Corporation and Shareholder and constitute or will constitute (as the case may be) legal, valid and binding obligations of the Corporation and Shareholder, enforceable against the Corporation and Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The sale of the Stock by Shareholder to Purchaser will not impair the ability or authority of the Corporation to carry on its business as now conducted in any respect.

         3.6. SUBSIDIARIES. The Corporation does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         3.7. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Corporation or any agreement, indenture or other instrument under which the Corporation or Shareholder is bound or to which the Stock or any of the assets of the Corporation are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Stock or any of the assets of the Corporation or Shareholder, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporation, Shareholder, the Stock or the assets of the Corporation. The Corporation and Shareholder have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

         3.8. CONSENTS. Except as set forth in Schedule 3.8, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Corporation or Shareholder.

         3.9. FINANCIAL STATEMENTS. Shareholder has furnished to Purchaser Shareholder's audited balance sheets and related audited statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 2001, 2002 and 2003, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the six-month period ended June 30, 2003 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Corporation, fairly present the financial condition and results of operations of Shareholder as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

         3.10. LIABILITIES AND OBLIGATIONS. Except as set forth in Schedule 3.10, the Financial Statements reflect all liabilities of the Corporation, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate,


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reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Corporation is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

         3.11. EMPLOYEE MATTERS.

                  (a) CASH COMPENSATION. Schedule 3.11(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Corporation who are currently compensated at a rate in excess of $20,000 per year and who earned in excess of such amount during the Corporation's preceding fiscal year. In addition, Schedule 3.11(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Corporation during the current and immediately preceding fiscal years of the Corporation's business and
(ii) any promised increases in Cash Compensation of employees of the Corporation that have not yet been effected.

                  (b) COMPENSATION PLANS. Schedule 3.11(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Corporation or to which the Corporation contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.12(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

                  (c) EMPLOYMENT AGREEMENTS. Schedule 3.11(c) contains a complete and accurate list of all employment agreements to which the Corporation is a party with respect to its employees or is otherwise obligated.

                  (d) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.11(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Corporation.

                  (e) LABOR COMPLIANCE. The Corporation: (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no: (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Corporation before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation, nor does any basis therefor exist.

                  (f) UNIONS. The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are


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represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Corporation, the employees of the Corporation have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

                  (g) ALIENS. All employees of the Corporation are citizens of, or are authorized to be employed in, the United States.

         3.12. EMPLOYEE BENEFIT PLANS.

                  (a) IDENTIFICATION. Schedule 3.12(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Corporation or to which the Corporation contributes or may be obligated to contribute on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of the Corporation's or Shareholder's employees within the three years preceding the date hereof. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (b) QUALIFICATION. The Corporation has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Corporation is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither the Corporation or any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Corporation nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (c) PBGC. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Corporation or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA. The Corporation has no obligation or commitment to provide medical,


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dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Corporation

                  (d) MEDICAL AND DENTAL CARE CLAIMS. Schedule 3.12(d) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by the Corporation to its employees involving hospitalization, medical or dental care claims that have exceeded $5,000 per year for an individual during the Corporation's current fiscal year or any of Shareholder three fiscal years preceding the date hereof.

         3.13. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.13, since June 30, 2003, neither the Business, the Corporation nor the Shareholder has: (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Corporation or Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (b) contracted for the purchase of any capital assets having a cost in excess of $20,000 or paid any capital expenditures in excess of $20,000; (c) incurred any indebtedness for borrowed money or issued or sold any debt securities; (d) incurred or discharged any liabilities or obligations except in the ordinary course of business; (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, the Business; (h) acquired or disposed of any assets except in the ordinary course of business; (i) written up or written down the carrying value of any of its assets; (j) changed the costing system or depreciation methods of accounting for its assets; (k) waived any material rights or forgiven any material claims; (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (m) increased the compensation of any director or officer; (n) increased the compensation of any employee except in the ordinary course of business; (o) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (p) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights; (q) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (r) entered into, adopted or amended any Employee Benefit Plan; or (s) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation.

         3.14. TITLE; LEASED ASSETS. A description of all interests in real property owned by the Corporation (collectively, the "Real Property") is set forth in Schedule 3.14(a). Except as set forth in Schedule 3.14(a), the Corporation has good, valid and


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marketable title to all the Real Property. Except as set forth in Schedule
3.14(b), the Corporation has good, valid and marketable title to all tangible and intangible personal property owned by it (collectively, the Personal Property"). A list of all leases of real and personal property to which the Corporation is a party, either as lessor or lessee, are set forth in Schedule 3.14(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except for those assets acquired since June 30, 2003, all tangible and intangible assets used in the conduct of the business of the Corporation are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The Corporation owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Corporation, which will not be impaired by the consummation of the transactions contemplated hereby.

         3.15. COMMITMENTS.

                  (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.15, the Corporation has not entered into, nor are the Stock, the assets or the Business bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between the Corporation and any affiliate of the Corporation; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Corporation; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; or (xiv) contracts containing noncompetition covenants, any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Corporation.

         All of the foregoing are hereinafter collectively referred to as the "Commitments." There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Corporation, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.15. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Corporation and Shareholders, may be made by any party thereto, nor has the Corporation waived any rights thereunder. The Corporation has not received notice of any default with respect to any Commitment.

                  (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither the Corporation nor Shareholder has received notice of any plan or


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intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither the Corporation nor Shareholder knows of any fact that would justify the exercise of such a right. Neither the Corporation nor Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.15, none of the customers or suppliers of the Corporation has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Corporation.

         3.16. ADVERSE AGREEMENTS. The Corporation is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Corporation or Shareholder can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation .

         3.17. INSURANCE. The Corporation carries property, liability, workers' compensation and such other types of insurance as is customary in the industry of the insured. A list and brief description of all insurance policies of the Corporation are set forth in Schedule 3.17. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

         3.18. PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

                  (a) OWNERSHIP. The Corporation owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.18, is a true and correct description of the following (the "Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Corporation with respect to the business of the Corporation, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Corporation is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Corporation is licensed or authorized to use by others, or which it licenses or authorizes others to use.

                  (b) CONFLICTING RIGHTS OF THIRD PARTIES. The Corporation has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Corporation nor any Shareholder knows of any valid basis for any such claim. Each of the


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Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

                  (c) CLAIMS OF OTHER PERSONS. The Corporation and Shareholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Corporation infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Corporation with respect thereto.

         3.19. TRADE SECRETS AND CUSTOMER LISTS. The Corporation has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Corporation. The Corporation is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Corporation.

         3.20. TAXES. Except as set forth in Schedule 3.20:

                  (a) All Tax Returns required to be filed by or on behalf of the Corporation or Shareholder or any affiliated, consolidated, unitary or similar group of which the Corporation is or was a member ("Affiliated Group") have been (or, prior to the Closing Date, will be) properly prepared and duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. All Taxes (whether or not shown on such Tax Returns) payable by or on behalf of the Corporation or Shareholder either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been (or, prior to the Closing Date, will be) fully paid. Adequate reserves or accruals for Taxes have been provided in the books and records of the Corporation with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

                  (b) The Corporation and Shareholder has complied in all respects with all applicable laws relating to the payment of any withholding of Taxes and has duly and timely withheld from employees' salaries, wages and other compensation and has paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. Neither the Corporation nor Shareholder has executed or filed with the IRS or any other Tax authority any contract, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                  (c) No claim has been made by a Tax authority in a jurisdiction where the Corporation or Shareholder does not file Tax Returns such that the Corporation or the Business is or may be subject to taxation by the jurisdiction. All deficiency assessments made as a result of any examinations by the IRS or any other Tax authority of the Tax Returns of or covering or including the Corporation or Shareholder have been fully paid, and, to the best knowledge of the Corporation and Shareholder, there are no other audits or investigations by any Tax authority in progress with respect to the Corporation or Shareholder, nor has the Corporation or the Shareholder received any notice from any Tax authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign Tax authority in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                  (d) Neither the Corporation nor Shareholder nor any other person on behalf of the Corporation or Shareholder (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Corporation or Shareholder, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by the Corporation or Shareholder nor to the best knowledge of the Corporation and the Shareholder that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the Business or operations of the Corporation, (iii) to the best knowledge of the Corporation and Shareholder, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of law with respect to the Corporation or the Business, or (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed. Neither the Corporation nor Shareholder is subject to any private letter ruling of the IRS or comparable rulings of other Tax authorities.

                  (e) None of the assets of the Corporation is property required to be treated as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 of the Code. The Corporation is not a party to any "long-term contract" within the meaning of
Section 460 of the Code. The Corporation is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

                  (f) Neither the Corporation nor Shareholder is a party to any Tax sharing or similar Contract or arrangement pursuant to which the Corporation will have any obligation to make any payments after the Closing Date. There is no contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, the Corporation or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

                  (g) There are no liens or other encumbrances as a result of any unpaid Taxes upon any of the assets or properties of the Corporation. The Corporation is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes. The Corporation and Shareholder have substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662(d) of the Code.

                  (h) The Corporation does not have any liability for the Taxes of any other person (other than Taxes of the Company) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. The Corporation (i) has not or is not projected to have an amount includable in its income for the current taxable year under Section 951 of the Code; (ii) has not been a passive foreign investment company within the meaning of Section 1295 of the Code; and (iii) has no unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code. As of the date hereof, the Corporation has no United States federal net operating loss. The Corporation has not distributed stock or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

         3.21. COMPLIANCE WITH LAWS. The Corporation and Shareholder have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the Business. There are no existing violations by the Corporation or Shareholder of any federal, state or local law or regulation that could affect the property or business of the Corporation. The Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         3.22. FINDER'S FEE. Neither the Corporation nor Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         3.23. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Corporation or Shareholder threatened, against or affecting, or that could affect, the Corporation, any of the Stock, or the business of the Corporation. Neither the Corporation nor Shareholder are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Corporation or to the Business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Corporation nor Shareholder know of any basis for any such action, proceeding or investigation.

         3.24. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by the Corporation or Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         3.25. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment owned by the Corporation are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         3.26. INVENTORY. All of the inventory owned by the Corporation is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. The Corporation has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         3.27. BOOKS OF ACCOUNT. The books of account of the Corporation and Shareholder have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books.

         3.28. ACCOUNTS RECEIVABLE. Schedule 3.28 sets forth the accounts receivable of the Corporation as of the date hereof and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         3.29. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by the Corporation on any of its capital stock at any time. No repurchase of any of the capital stock of the Corporation has been approved or effected by the Corporation at any time.

         3.30. BANKING RELATIONS. Set forth in Schedule 3.30 is a complete and accurate list of all arrangements that the Corporation has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         3.31. ENVIRONMENTAL MATTERS. The Corporation is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Corporation. To the best knowledge of the Corporation and Shareholder, the assets of the Corporation have never been used in a manner that would be in violation of any of the Environmental Laws. The Corporation has not obtained and is not required to obtain, and the Corporation has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Corporation by reason of any Environmental Laws. To the best knowledge of the Corporation and Shareholder, none of the assets owned or leased by the Corporation are on any federal or state "Superfund" list or subject to any environmentally related liens.

         3.32. CERTAIN PAYMENTS. To the best knowledge of the Corporation and Shareholder, neither the Corporation nor Shareholder nor any director, officer or employee of the Corporation has paid or caused to be paid, directly or indirectly, in connection with the Business: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

         4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement has been, and the other agreements contemplated hereby will be as of the Closing Date, duly executed and delivered by Purchaser and constitute or will constitute (as the case may be) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

         4.4. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser.

         4.5. COMPLIANCE WITH LAWS. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

         4.6. FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         4.7. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser threatened, against or affecting, or that could affect, Purchaser or the business of Purchaser. Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Purchaser does not know of any basis for any such action, proceeding or investigation.

                                    ARTICLE V
                  THE CORPORATION'S AND SHAREHOLDER'S COVENANTS

         The Corporation and Shareholder jointly and severally agree that between the date hereof and the Closing:

         5.1. CONSUMMATION OF AGREEMENT. The Corporation and Shareholder shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         5.2. BUSINESS OPERATIONS. The Corporation shall operate its business in the ordinary course and will not introduce any new method of management or operation. The Corporation and Shareholder shall use their best efforts to preserve the business of the Corporation intact, to retain the present customers and suppliers so that they will be available to Purchaser after the Closing. The Corporation and Shareholder shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing or preclude the Corporation and Shareholder from making such representations and warranties at the Closing; provided, however, that Shareholder shall cause the Corporation to transfer to Shareholder prior to the Closing the Corporation's current building, fixtures, furniture and equipment, provided that any liens or mortgages on such building, furniture and equipment shall be assumed by Shareholder and the Corporation shall be fully released from such liens and/or mortgages.

         5.3. ACCESS. The Corporation and Shareholder shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Corporation, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Corporation as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Corporation.

         5.4. MATERIAL CHANGE. The Corporation and Shareholder shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation. Notwithstanding the disclosure to Purchaser of any such material adverse change, the Corporation and Shareholder shall not be relieved of any liability for, nor shall the providing of such information by the

Corporation to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of the Corporation and Shareholder contained in this Agreement.

         5.5. APPROVALS OF THIRD PARTIES. The Corporation and Shareholder shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         5.6. EMPLOYEE MATTERS. The Corporation shall not, without the prior written approval of Purchaser, except as required by law: (a) increase the Cash Compensation of any employee of the Corporation; (b) adopt, amend or terminate any Compensation Plan; (c) adopt, amend or terminate any Employment Agreement;
(d) adopt, amend or terminate any Employee Policies and Procedures; (e) institute, settle or dismiss any employment litigation; (f) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or (h) take or fail to take any action with respect to any past or present employee of the Corporation that could adversely affect the business of the Corporation.

         5.7. EMPLOYEE BENEFIT PLANS. The Corporation shall not, without the prior written approval of Purchaser, except as required by law: (a) adopt, amend or terminate any Employee Benefit Plan; (b) take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries; (c) fail to pay any premium or contribution due or with respect to any Employee Benefit Plan; (d) fail to file any return or report with respect to any Employee Benefit Plan; or (e) take or fail to take any action that could adversely affect any Employee Benefit Plan.

         5.8. CONTRACTS. Except with Purchaser's prior written consent, the Corporation shall not waive any right or cancel any contract, debt or claim nor assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

         5.9. CAPITAL ASSETS; PAYMENTS OF LIABILITIES. The Corporation shall not, without the prior written approval of Purchaser (a) acquire or dispose of any capital asset having an initial cost of $50,000 or more or (b) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements or (ii) current liabilities and obligations incurred in the ordinary course of business since June 30, 2003 and, in either case (i) or (ii) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

         5.10. MORTGAGES, LIENS AND GUARANTIES. The Corporation shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

         5.11. NO NEGOTIATION WITH OTHERS. Neither the Corporation nor Shareholder shall solicit or participate in negotiations with (and the Corporation and the Shareholder shall use their best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Corporation from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Corporation or any transaction inconsistent with those contemplated hereby.

         5.12. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by the Corporation, nor will any repurchase of any of the Stock be approved or effected.

                                   ARTICLE VI
                              PURCHASER'S COVENANTS

         Purchaser agrees that between the date hereof and the Closing:

         6.1. CONSUMMATION OF AGREEMENT. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

                                   ARTICLE VII
                        PURCHASER'S CONDITIONS PRECEDENT

         Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation and Shareholder contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date; and Purchaser shall have received a certificate of the Corporation's President, and of Shareholder, dated as of the Closing Date, to the foregoing effect.

         7.2. COVENANTS AND CONDITIONS. The Corporation and Shareholder shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Corporation and Shareholder prior to the Closing Date; and Purchaser shall have received a certificate of the Corporation's President, and of Shareholder, dated as of the Closing Date, to the foregoing effect.

         7.3. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         7.4. NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation shall have occurred since the date of the most recent audited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of the Corporation or any Shareholder.

         7.5. DUE DILIGENCE REVIEW. Purchaser shall have completed a due diligence review of the business, operations and financial statements of the Corporation, the results of which shall be satisfactory to Purchaser in its sole discretion. Such due diligence review shall include a Phase I environmental study of the assets of the Corporation (and a Phase II environmental study, if recommended in the Phase I study).

         7.6. RESIGNATIONS OF DIRECTORS AND OFFICERS. Purchaser shall have received the resignations of the directors and officers of the Corporation as requested by Purchaser.

         7.7. RELEASE OF SHAREHOLDER'S CLAIMS. Purchaser shall have received duly executed documents in form satisfactory to Purchaser pursuant to which Shareholder releases, relinquishes and waives any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that Shareholder may have against the Corporation as of the Closing Date, for any reason whatsoever.

         7.8. CONSENTS. Purchaser shall have received all approvals, consents and waivers from third parties which, in the view of Purchaser's counsel are necessary or desireable to be obtained prior the consummation of the transactions contemplated herein.

         7.9. OFFERING. The Offering shall have been consummated by Public Company.

         7.10. CLOSING DELIVERIES. Purchaser shall have received all deliveries, duly executed in form satisfactory to Purchaser and its counsel, referred to in
Section 9.1.

                                  ARTICLE VIII
            THE CORPORATION'S AND SHAREHOLDER'S CONDITIONS PRECEDENT

         Except as may be waived in writing by the Corporation and Shareholder, the obligations of the Corporation and Shareholder hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to the Corporation and Shareholder a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

         8.2. COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to the Corporation and Shareholder a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

         8.3. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         8.4. LEASE. The Corporation and Shareholder shall have entered into a two-year lease agreement for the assets involved in the Permitted Transfer (which lease amount shall be $7,420 per month, net of all property insurance maintained by Shareholder, all real estate and business personal property taxes attributable to such assets, and the cost of all reasonable maintenance and repair of such assets during the lease term), which lease shall be otherwise in form and substance reasonably satisfactory to Purchaser and Shareholder (the "Lease").

         8.5. OFFERING. The Offering shall have been consummated by Public Company.

         8.6. CLOSING DELIVERIES. The Corporation or Shareholders, as the case may be, shall have received all deliveries referred to in Section 9.2.

                                   ARTICLE IX
                               CLOSING DELIVERIES

         9.1. DELIVERIES OF THE CORPORATION AND SHAREHOLDER. At the Closing, the Corporation and Shareholder shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel:

                  (a) certificates representing all of the Stock, duly endorsed and in proper form for transfer to Purchaser by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;

                  (b) a copy of resolutions of the Boards of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of the Corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) the certificates described in Sections 7.1 and 7.2 above;

                  (d) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Texas establishing that the Corporation is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

                  (e) all authorizations, consents, approvals, permits and licenses referenced in Schedule 3.8;

                  (f) an executed two-year Employment Agreement between the Corporation and Shareholder, in substantially the form attached as Exhibit B (the "Johnson Employment Agreement");

                  (g) an executed five-year Employment Agreement between the Corporation and Carlton Reimers, in substantially the form attached as Exhibit C (the "Reimers Employment Agreement");

                  (h) an executed five-year Noncompetition Agreement between the Corporation and Shareholder, in substantially the form attached as Exhibit D (the "Noncompetition Agreement");

                  (i) the Lease; and

                  (j) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Stock.

         9.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver the following to the Corporation or the appropriate party:

                  (a) the Purchase Price in immediately available funds;

                  (b) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) the certificates described in Sections 8.1 and 8.2 above;

                  (d) an executed Johnson Employment Agreement;

                  (e) an executed Reimers Employment Agreement;

                  (f) an executed Noncompetition Agreement;

                  (g) the Lease; and

                  (h) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Nevada, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state; and

                                    ARTICLE X
                              POST CLOSING MATTERS

                  10.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Shareholder shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to
(i) vest in Purchaser good and marketable title to the Stock and (ii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

                                   ARTICLE XI
                                    REMEDIES

                  11.1. INDEMNIFICATION BY SHAREHOLDER. Subject to the terms and conditions of this Article, Shareholder shall indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of the Corporation or Shareholder contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

         11.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold the Corporation and Shareholder and its or their respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

         11.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Shareholder and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 11.1 and 11.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

                  (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

                  (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

                  (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         11.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         11.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         11.6. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses), except that: (a) Shareholder shall bear all costs incurred by the Corporation if the Closing occurs; and (b) each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

         11.7. SPECIFIC PERFORMANCE. The Corporation and Shareholder acknowledge that a refusal by the Corporation or Shareholder to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                   ARTICLE XII
                                   TERMINATION

         12.1. TERMINATION. This Agreement may be terminated:

                  (a) At any time prior to the Closing Date by mutual agreement of all parties.

                  (b) At any time prior to the Closing Date by Purchaser if any representation or warranty of the Corporation or Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Corporation pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Corporation or Shareholder fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

                  (c) At any time prior to the Closing Date by the Corporation if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

                  (d) At any time prior to the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied by November 28, 2003.

                  (e) At any time prior to the Closing Date by the Corporation if the conditions stated in Article VIII have not been satisfied by November 28, 2003.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser, the Corporation and Shareholder shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         13.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         13.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         13.4. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         13.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         13.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Corporation, Shareholder or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Corporation and Shareholder or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for
(a) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (b) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

         13.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         13.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         13.9. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and
(iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Corporation.

         13.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

         If to the Corporation or    World of Outlaws, Inc.
         Shareholder:                15 Prestige Circle
                                     Allen, Texas  75002
                                     Attention: Ted Johnson, CEO
                                     Facsimile: ________________

         With a copy to:             Hermes Sargent Bates, L.L.P.
                                     1717 Main Street, Suite 3200
                                     Dallas, Texas  75201
                                     Attention: Robert G. Buchanan, Jr., Esq.
                                     Facsimile: (214) 658-6300

         If to Purchaser:            Boundless Motor Sports Racing, Inc.
                                     1801 Gateway Blvd., Suite 105
                                     Richardson, Texas  75080
                                     Attention: Les Wulf, President
                                     Facsimile: (972) 470-9211

         With a copy to:             Jackson Walker L.L.P.
                                     2435 N. Central Expressway, Suite 600
                                     Richardson, Texas  75080
                                     Attention: Richard F. Dahlson, Esq.
                                     Facsimile: (972) 744-2909

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         13.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                           WORLD OF OUTLAWS, INC.


                                           By:
                                              ----------------------------------
                                              Ted Johnson, CEO and President


                                           -------------------------------------
                                           Ted Johnson




                                           BOUNDLESS MOTOR SPORTS RACING, INC.


                                           By:
                                              ----------------------------------
                                              Les Wulf, President

                                    EXHIBIT A

                                   DEFINITIONS


         As used in this Agreement, the following terms shall have the meanings set forth below:

         "BRIDGE NOTE" shall mean that certain Promissory Note, dated June 26, 2003, in the original principal amount of $600,000, and with the Corporation as "maker" and Purchaser as "payee".

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CLOSING DATE" shall mean the date on which the Closing occurs.

         "CODE" shall mean the Internal Revenue Code of 1986.

         "OFFERING" shall mean an offering by Public Company of at least $5 million of equity securities of Public Company in either a private placement or a public offering.

         "PUBLIC COMPANY" shall mean The Entity, Inc., a Colorado corporation, which is currently a publicly-traded shell corporation.

         "PUBLIC COMPANY STOCK" shall mean the common stock of Public Company.

         "REVERSE MERGER" shall mean the acquisition by Public Company of Purchaser pursuant to a reverse merger, which will result in the shareholders of Purchaser controlling Public Company.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "STOCK" shall have the meaning set forth in the first Recital to this Agreement.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, other than any return, declaration, report, claim for refund or information return or statement the failure of which to file would not have a material adverse effect on the Corporation.

                                    EXHIBIT B

                          JOHNSON EMPLOYMENT AGREEMENT



                             [See attached document]

                                    EXHIBIT C

                          REIMERS EMPLOYMENT AGREEMENT



                             [See attached document]

                                    EXHIBIT D

                            NONCOMPETITION AGREEMENT



                             [See attached document]




                                      D-1